Exhibit 10.17
Fiscal Year 2009 Key Management Bonus Program
The Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) approved a cash bonus plan for fiscal year 2009 (the “2009 Key Management Bonus Program”) pursuant to which certain key management personnel of the Company will participate, including Sydney Franchuk, who is a named executive officer of the Company. The 2009 Key Management Bonus Program sets forth target bonus amounts as a percentage of base compensation, which percentage is subject to increase based upon the achievement of certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals of the overall company and of the performance of the business unit in which each participant operates. The target bonus award and maximum bonus award for Mr. Franchuk pursuant to the 2009 Key Management Bonus Program is 60% and 120%, respectively.
     The Compensation Committee and/or the Board will determine the EBITDA operating targets and methodology on which the bonuses are paid pursuant to the 2009 Key Management Bonus Program based upon methods used historically by the Company. The Compensation Committee and/or the Board retain the right to amend, alter or terminate the 2009 Key Management Bonus Program at any time. The bonuses under the 2009 Key Management Bonus Program will be calculated and paid after finalizing the Company’s audited annual financial results for fiscal year 2009. Each employee must be employed in good standing on date of payment in order to receive payment under the arrangement.